Exhibit 21.
                          SUBSIDIARIES

(a) Swisher International, Inc., a Delaware corporation which is wholly owned by the Company;

(b) Helme Tobacco Company, a Delaware corporation which is wholly owned by Swisher International, Inc.;

(c) Martin Brothers International, Inc., a New York corporation which is wholly owned by Swisher International, Inc.;

(d) Swisher International, Ltd., a corporation formed under the laws of the United Kingdom, which is wholly owned by Martin
     Brothers International, Inc.;

(e) Lloyd Home & Building Centers, Inc., a Delaware corporation which is wholly owned by Swisher International, Inc.;

(f) AMPCO Holding Corporation, a Texas corporation which is wholly owned by American Maize-Products Decatur Inc.;

(g) AFC International Exporting, Inc., a corporation formed under the laws of Barbados, which is wholly owned by American Maize-Products Decatur Inc.;

(h) American Maize Technology, Inc., a Texas corporation, which is owned by the Company (17%), Swisher International, Inc. (47%) and Helme Tobacco Company (36%);

(i) American Maize-Products Decatur Inc., a Delaware corporation which is wholly owned by the Company; and

(j) American Maize-Products Dimmitt Inc., a Delaware corporation which is wholly owned by the Company.

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